Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Virtusa Corporation:
We consent to the use of our reports dated May 28, 2020, with respect to the consolidated balance sheets of Virtusa Corporation and subsidiaries as of March 31, 2020 and 2019, the related consolidated statements of income (loss), comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three year period ended March 31, 2020, and the related notes and financial statement schedule II, Valuation and Qualifying Accounts, and the effectiveness of internal control over financial reporting as of March 31, 2020 incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.
Our report on the consolidated financial statements refers to a change in accounting principle related to leases.
/s/ KPMG LLP
Boston, Massachusetts
May 28, 2020